Exhibit 10.1

Forward Industries, Inc. 111 Congress Avenue, Suite 500 Austin, Texas 78701 www.forwardindustries.com

NON-QUALIFIED EQUITY

AWARD AGREEMENT

THIS NON-QUALIFIED EQUITY AWARD AGREEMENT (the “Agreement”) entered into as of [ ] (the “Grant Date”) between Forward Industries, Inc., a Texas corporation (the “Company”) and [ ] (the “________”). This Agreement is being entered into pursuant to the 2021 Equity Incentive Plan, as amended (the “Plan”). Any defined terms that are not defined within this Agreement shall have the meanings ascribed to them in the Plan.

WHEREAS, pursuant to the Plan, it has been determined that in order to enhance the ability of the Company to attract and retain qualified employees, consultants and directors, the Company has granted the Recipient the right to receive certain equity awards and to purchase the common stock of the Company pursuant to stock options.

NOW THEREFORE, in consideration of the mutual covenants and promises hereafter set forth and for other good and valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1. Grant of Non-Qualified Options. The Company irrevocably grants to the Recipient, as a matter of separate agreement and not in lieu of salary or other compensation for services, the right and option to purchase all or any part of [ ] shares of authorized but unissued or treasury common stock of the Company, par value $0.01 per share (the “Options”) on the terms and conditions herein set forth.

(a) Price. [[ ] Options shall have an exercise price of $[ ] per share (the “200% Options”) and [ ] Options shall have an exercise price of $[ ] per share (the “300% Options”).] [The Options shall have an exercise price of $[ ] per share .]

(b) Vesting - When Exercisable. One-quarter (25%), or [ ] of the Options will vest on [one-year anniversary of Start Date] and the remaining three-quarters (75%) or [ ], will vest in 12 equal quarterly installments thereafter.

(c) Expiration. Subject to Sections 4 and 5 of this Agreement, the Options may be exercised at any time following vesting and prior to 5:00 p.m. New York time on the date that is ten years from the Grant Date (the “Expiration Date”), after which time the Options shall automatically expire and be forfeited without consideration.

2. [If applicable] [Grant of RSUs. The Company irrevocably grants to the Recipient, as a matter of separate agreement and not in lieu of salary or other compensation for services, [ ] restricted stock units (the “RSUs”), with each RSU representing the right to receive one share of the Company’s common stock, upon vesting, on the terms and conditions herein set forth.]

(a) Vesting. One-quarter (25%), or [ ] of the RSUs will vest on [one-year anniversary of Start Date] and the remaining three-quarters (75%) or [ ] will vest in 12 equal quarterly installments thereafter.

(b) Issuance. Upon vesting, the Company shall issue to the Recipient one share of common stock for each vested RSU within 30 days following the applicable vesting date, subject to applicable tax withholding.

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3. [If applicable] [Grant of Performance Vesting RSUs. The Company irrevocably grants to the Recipient, as a matter of separate agreement and not in lieu of salary or other compensation for services, [ ] performance vesting restricted stock units (the “PSUs”), with each PSU representing the right to receive one share of the Company’s common stock, upon satisfaction of the performance conditions and vesting requirements set forth herein. The PSUs, RSUs, and Options are collectively referred to herein as the “Awards.”]

(a) Performance Vesting. [ ] PSUs shall vest, if at all, upon the Company holding [ ] SOL per Share outstanding, [ ] PSUs shall vest, if at all, upon the Company holding [ ] SOL per Share outstanding, [ ] PSUs shall vest, if at all, upon the Company holding [ ] SOL per Share outstanding and [ ] PSUs shall vest, if at all, upon the Company holding [ ] SOL per Share outstanding.

(b) SOL per Share outstanding. “SOL per Share outstanding” shall be determined by dividing the amount of SOL held by the Company (which shall include fwdSOL, loaned SOL, pledged SOL and SOL deployed in any Defi ecosystems) by the number of fully diluted shares outstanding at the time of measurement (which shall include all shares of common stock outstanding and all outstanding options, warrants, RSUs, PSUs and other convertible securities on an as-converted basis regardless of whether such awards are “in-the-money” or vested ) using publicly filed data or as confirmed by the CFO.

4. Forfeiture Events. Notwithstanding any other provision of this Agreement, at the discretion of the Board or the Committee (as defined in the Plan), all Awards shall be immediately forfeited, and all vested but unexercised Options shall be immediately cancelled, if the Recipient:

(a) purchases or sells securities of the Company in violation of the Company’s insider trading guidelines then in effect; (b) breaches any duty of confidentiality including that required by the Company’s insider trading guidelines then in effect; (c) fails to assign any invention, technology, or related intellectual property rights to the Company if such assignment is a condition of any agreement between the Company and the Recipient; or (d) breaches their fiduciary duty to the Company.

5. Termination of Relationship.

(a) In addition to any other vesting requirements set forth in this Agreement, vesting of all Awards is contingent upon the Recipient’s continued employment with the Company through each applicable vesting date.

(b) If for any reason, except death or disability as provided below, the Recipient ceases to act as a director, officer or employee, as applicable, of the Company, all vested Options may be exercised by the Recipient at any time and up until six months following the termination of service.

(c) If the Recipient’s services in the capacity for which the Options were granted are terminated as a result of the Recipient’s death, the Recipient’s estate or any Transferee, as defined herein, shall have the right to exercise the Recipient’s vested Options on or before one year from the date of the Recipient’s death. For the purpose of this Agreement, “Transferee” shall mean a person to whom such shares are transferred by will or by the laws of descent and distribution.

(d) If the Recipient is unable to perform services in the capacity for which the Options were granted as a result of becoming disabled, within the meaning of Section 22(e)(3) of the Code, the Recipient shall have the right to exercise the vested Options on or before one year from that date.

(e) Notwithstanding anything contained in this Section 5, the Options may not be exercised after the Expiration Date.

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6. Profits on the Sale of Certain Shares; Redemption. If any of the events specified in Section 4 of this Agreement occur within one year following the date the Recipient last performed services in the capacity for which the Awards were granted (the “Termination Date”) (or such longer period required by any written agreement), all profits earned from the sale of the Company’s securities, including the sale of shares of common stock underlying the Options, during the two-year period commencing one year prior to the Termination Date shall be forfeited and immediately paid by the Recipient to the Company. Further, in such event, the Company may at its option redeem shares of common stock acquired upon exercise of any Options by payment of the exercise price to the Recipient. To the extent that another written agreement with the Company extends the events in Section 5 beyond one year following the Termination Date, the two-year period shall be extended by an equal number of days. The Company’s rights under this Section 6 do not lapse one year from the Termination Date but are a contract right subject to any appropriate statutory limitation period.

7. Method of Option Exercise. Unless the Company provides other instructions, the Options shall be exercisable by a written notice which shall:

(a) state the election to exercise the Options, the number of shares to be exercised, the person in whose name the stock certificate or certificates for such shares of common stock is to be registered, address and social security number of such person (or if more than one, the names, addresses and social security numbers of such persons);

(b) if applicable, contain such representations and agreements as to the holder’s investment intent with respect to such shares of common stock as set forth in Section 11 hereof;

(c) be signed by the person or persons entitled to exercise the Options and, if the Options are being exercised by any person or persons other than the Recipient, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Options;

(d) be accompanied by full payment of the exercise price by tender to the Company (or tender to the Company’s captive broker) of an amount equal to the exercise price multiplied by the number of underlying shares being purchased, either in cash, by wire transfer, or by certified check or bank cashier’s check, payable to the order of the Company; and

(e) be accompanied by payment of any amount that the Company, in its sole discretion, deems necessary to comply with any federal, state or local withholding requirements for income and employment tax purposes. If the Recipient fails to make such payment in a timely manner, the Company may: (i) decline to permit exercise of the Options or (ii) withhold and set-off against compensation and any other amounts payable to the Recipient the amount of such required payment. Such withholding may be in the shares underlying the Options at the sole discretion of the Company.

The certificate or certificates for shares of common stock as to which the Options shall be exercised shall be registered in the name of the person or persons exercising the Options.

8. Anti-Dilution Provisions. The Awards shall have the anti-dilution rights set forth under Section 11 in the Plan.

9. Necessity to Become Holder of Record. Neither the Recipient, the Recipient’s estate, nor any Transferee shall have any rights as a shareholder with respect to any of the shares underlying the Awards until such person shall have become the holder of record of such shares. No cash dividends or cash distributions, ordinary or extraordinary, shall be provided to the holder if the record date is prior to the date on which such person became the holder of record thereof.

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10. Reservation of Right to Terminate Relationship. Nothing contained in this Agreement shall restrict the right of the Company to terminate the relationship of the Recipient at any time, with or without cause, subject to the terms of any separate written employment agreement or offer letter between the Company and the Recipient. The termination of the relationship of the Recipient by the Company, regardless of the reason therefore, shall have the results provided for in Sections 4 and 5 of this Agreement.

11. Conditions to Exercise of Options. If a Registration Statement on Form S-8 (or any other successor form) is not effective as to the shares of common stock issuable upon vesting or exercise of the Awards, as applicable, the remainder of this Section 11 is applicable as to federal law. In order to enable the Company to comply with the Securities Act of 1933 (the “Securities Act”) and relevant state law, the Company may require the Recipient, the Recipient’s estate, or any Transferee as a condition of the exercising of the Awards granted hereunder, to give written assurance satisfactory to the Company that the shares underlying the Awards are being acquired for such person’s own account, for investment only, with no view to the distribution of same, and that any subsequent resale of any such shares either shall be made pursuant to a registration statement under the Securities Act and applicable state law which has become effective and is current with regard to the shares being sold, or shall be pursuant to an exemption from registration under the Securities Act and applicable state law.

The Awards are subject to the requirement that, if at any time the Board shall determine, in its discretion, that the listing, registration, or qualification of the shares of common stock underlying the Awards upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with the issue or purchase of the shares underlying the Awards, the Awards may not be received or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected, as applicable.

12. Parties Bound by Plan. This Agreement replaces any prior award agreement, stock option agreement, or offer letter previously provided to the Recipient, if any, with respect to these Awards. The Recipient acknowledges receipt of a copy of the Plan, as amended. The Plan and each determination, interpretation, or other action made or taken pursuant to the provisions of the Plan shall be final and shall be binding and conclusive for all purposes on the Company and the Recipient and their respective successors in interest.

13. Severability. In the event any parts of this Agreement are found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void parts were deleted.

14. Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their legal representatives, successors and assigns.

15. Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar receipted delivery, or email (followed by receipted delivery) as follows:

If to the Company: 111 Congress Avenue, Suite 500 Austin, Texas, 78701 Attention: Mark Brazier, CFO Email: MBrazier@forwardindustries.com Email: Legal@forwardindustries.com	If to the Recipient: At the address and/or email address provided on the signature page of this Agreement or to such other address as either of them, by notice to the other may designate from time to time.

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16. Attorney’s Fees. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to a reasonable attorney’s fee, costs and expenses.

17. Governing Law. This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided herein or performance shall be governed or interpreted according to the laws of the State of Texas without regard to choice of law considerations.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual, PDF, electronic or facsimile signature.

[Signature Page to Follow]

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IN WITNESS WHEREOF the parties hereto have set their hand and seals the day and year first above written.

FORWARD INDUSTRIES, INC.

By: _______________________________

Mark Brazier

Chief Financial Officer

RECIPIENT:

Address:

Email:

[Signature Page to Equity Award Agreement]

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